EX-99.77B

INDEPENDENT AUDITORS' REPORT


To the Trustees and Shareholders of


  BlackRock Municipal Bond Trust
  BlackRock California Municipal Bond Trust
  BlackRock Florida Municipal Bond Trust
  BlackRock Maryland Municipal Bond Trust
  BlackRock New Jersey Municipal Bond Trust
  BlackRock New York Municipal Bond Trust
  BlackRock Virginia Municipal Bond Trust
  BlackRock Insured Municipal Income Trust
  BlackRock California Insured Municipal Income Trust
  BlackRock Florida Insured Municipal Income Trust
  BlackRock New York Insured Municipal Income Trust
  BlackRock Municipal Income Trust II
  BlackRock California Insured Municipal Income Trust II
  BlackRock New York Insured Municipal Income Trust II:

In planning and performing our audits of the financial statements of BlackRock Closed-End Funds listed (the "Funds") for the year ended August 31, 2003 (on which we have issued our reports dated October 10, 2003), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of August 31, 2003.

This report is intended solely for the information and use of management, the trustees and shareholders of the above referenced BlackRock Closed-End Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
October 10, 2003